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                                                                   EXHIBIT 99(1)

              Harrah's Entertainment Names Gary Loveman President;
         CFO Colin Reed Resigns To Become CEO Of Gaylord Entertainment;
           Charles Atwood Becomes Chief Financial Officer Of Harrah's

         LAS VEGAS, April 23, 2001 - Harrah's Entertainment, Inc. (NYSE:HET), the leading consumer-marketing company in the gaming industry, announced several senior management changes today.

         Gary Loveman, Chief Operating Officer and a member of the Office of the President and Board of Directors of Harrah's Entertainment, has been appointed to the new position of President. He will continue to serve as Chief Operating Officer.

         Colin Reed, currently the Company's Chief Financial Officer, a Director and member of the Office of the President, has resigned to assume the post of President and Chief Executive Officer of Gaylord Entertainment Company in Nashville, Tenn.

         Charles Atwood, currently Vice President and Treasurer of Harrah's Entertainment, has been promoted to Senior Vice President and Chief Financial Officer.

         "I'm very pleased to announce the promotions of Gary and Chuck," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer. "In his tenure with Harrah's, Gary has brought to our Company an intelligence and focus on brand-building that is unique to our industry.

         "Under Gary's leadership, Harrah's has implemented industry-leading customer recognition and loyalty tools that have driven superior returns at our properties across the country. Gary's understanding of our business and his
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recognition of the opportunities it presents to deliver high-quality entertainment experiences to our customers have proven invaluable to our growth.

         "Chuck Atwood, who has served Harrah's in increasingly important positions since 1979, has the perfect attributes for a CFO," Satre said. "He has an intimate understanding of the equity and debt markets, communicates clearly and effectively with our investors, is a widely recognized expert on the gaming-entertainment industry and commands the respect of all who know and work with him. Chuck has played a key role in building the Company's strong balance sheet."

         "Colin's departure is bittersweet for the company and for me personally," Satre said. "Colin has been a partner and friend during my career at Harrah's. He has been a tremendous asset to the Company, and we appreciate his commitment, dedication and intelligence.

         "At the same time, I recognize that the leadership role at Gaylord is a very exciting opportunity and one that suits Colin well," Satre said. "We wish him well in his new position."

         Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 19 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

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